KEY EXECUTIVE SEVERANCE AGREEMENT

          THIS AGREEMENT, made and entered into as of the 31st day of January, 2002, by and between FRESH BRANDS, INC., a Wisconsin corporation (the "Company"), and WALTER G. WINDING (the "Executive").

                              W I T N E S S E T H :

          WHEREAS, the Executive is the Chairman of the Board of the Company and, as Chairman of the Board, receives certain compensation from the Company, including payment of an hourly fee for Chairman of the Board and related services provided to the Company;

          WHEREAS, the Company and the Executive desire to enter into this Agreement, to ensure that any proposal for a change in control or acquisition of the Company will be considered by the Executive objectively, with reference only to the best interests of the Company and its shareholders and without undue regard for the Executive's personal interests.

          NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

          1. Definitions.

          (a) Act. For purposes of this Agreement, the term "Act" means the Securities Exchange Act of 1934, as amended.

          (b) Affiliate and Associate. For purposes of this Agreement, the terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations of the Act.

          (c) Beneficial Owner. For purposes of this Agreement, a Person shall be deemed to be the "Beneficial Owner" of any securities:

               (i) which such Person or any of such Person's Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase, or (B) securities issuable upon exercise of Rights issued pursuant to the terms of the Company's Rights Agreement with Firstar Bank, N.A., dated as of October 12, 2001, as amended from time to time, at any time before the issuance of such securities;

               (ii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule 13D under the Act (or any comparable or successor report); or

               (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in Section 1(c)(ii) above) or disposing of any voting securities of the Company.

          (d) Cause. "Cause" for termination by the Company of the Executive's consulting relationship after a Change in Control of the Company shall, for purposes of this Agreement, be limited to (i) the engaging by the Executive in intentional conduct not taken in good faith which has caused demonstrable and serious financial injury to the Company, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (ii) conviction of a felony (as evidenced by binding and final judgment, order, or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal) which substantially impairs the Executive's ability to perform his duties or responsibilities; and (iii) continuing willful and unreasonable refusal by the Executive to perform his duties or responsibilities hereunder.

          (e) Change in Control of the Company. For purposes of this Agreement, a "Change in Control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control of the Company shall be deemed to have occurred if:

               (i) any Person (other than (i) an Affiliate of the Company, (ii) any employee benefit plan of the Company or of any Affiliate of the Company, including any Retirement Savings Plan or (iii) any Person organized, appointed or established pursuant to the terms of any such benefit plan) is or becomes the Beneficial Owner of securities of the Company representing at least 20% of the combined voting power of the Company's then outstanding securities;

               (ii) two or more of the members of the Board are not Continuing Directors;

               (iii) there shall be consummated (x) any consolidation, merger, share exchange or other business combination of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a consolidation, merger, share exchange or other reorganization of the Company in which the holders of the Company's Common Stock immediately prior to the consolidation, merger, share exchange or other reorganization have the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation, merger, share exchange or other reorganization, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

          (iv) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

          (f) Code. For purposes of this Agreement, the term "Code" means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

          (g) Consulting Period. For purposes of this Agreement, the term "Consulting Period" means a period commencing on the date of a Change in Control of the Company, and ending at 11:59 p.m. Milwaukee time on the third anniversary of such date.

          (h) Continuing Director. For purposes of this Agreement, the term "Continuing Director" means any member of the Board of Directors of the Company who was (i) a member of such Board on the date hereof; (ii) elected by a majority of the Continuing Directors then on such Board; or (iii) recommended to be elected as a member of the Board by a majority of the Continuing Directors then on such Board.

          (i) Covered Termination. For purposes of this Agreement, the term "Covered Termination" means any termination of the Executive's consulting relationship where the Termination Date is any date on or prior to the end of the Consulting Period.

          (j) Discretionary Termination. For purposes of this Agreement, "Discretionary Termination" means the determination by the Executive at any time during the sixty (60) day period commencing one year after the occurrence of a Change in Control of the Company, as evidenced by the Executive's delivery to the Company of a Notice of Termination during such period, to terminate this Agreement and his consulting relationship hereunder for any reason whatsoever in his sole discretion with or without good faith, and regardless of whether the Company has terminated or is terminating Executive for any reason, including for "Cause."

          (k) Good Reason. For purposes of this Agreement, the Executive shall have a "Good Reason" for termination of Executive's consulting relationship after a Change in Control of the Company in the event of: (i) any breach of this Agreement by the Company or one of its Affiliates, including, but not limited to, the failure by the Company to make any of the payments due hereunder; or
(ii) failure by the Company to obtain the Agreement referred to in Section 17(a) hereof as provided therein.

          (l) Monthly Retainer Amount. For purposes of this Agreement, the term "Monthly Retainer Amount" shall mean, subject to increase (but not any decrease) pursuant Section 6, one-twelfth of any and all compensation (excluding only the reimbursement for expenses of the type referred to in Section 5(c)) and benefits of any and all types and kinds whatsoever received by the Executive from the Company during the year immediately prior to the Change in Control of the Company.

          (m) Person. For purposes of this Agreement, the term "Person" shall mean any individual, firm, partnership, corporation or other entity and shall include any successor (by merger or otherwise) of such entity.

          (n) Retirement Savings Plan. For purposes of this Agreement, the term "Retirement Savings Plan" means the Fresh Brands Distributing, Inc. Retirement Savings Plan (as such plan may be renamed from time to time) and any similar plan administered by the Company or any of its Affiliates as in effect immediately prior to the Change in Control of the Company.

          (o) Termination Date. For purposes of this Agreement, except as otherwise provided in Section 17(a) hereof or as set forth below, the term "Termination Date" means (i) if the Executive's consulting relationship is terminated by the Executive's death, the date of death; (ii) if the Executive's consulting relationship is terminated by reason of voluntary early retirement, as agreed in writing by the Company and the Executive, the effective date of such early retirement which is set forth in such written agreement; (iii) if the Executive's consulting relationship is terminated by reason of disability pursuant to Section 12 hereof, the earlier of thirty (30) days after the Notice of Termination is given or one day prior to the end of the Consulting Period;
(iv) if the Executive's consulting relationship is terminated by the Executive voluntarily (other than for Good Reason or disability pursuant to Section 12), the date the Notice of Termination is given; (v) if the Executive's consulting relationship is terminated by the Executive pursuant to a Discretionary Termination, the date the Notice of Termination is given; and (vi) if the Executive's consulting relationship is terminated by the Company or one of its Affiliates (as applicable) (other than by reason of disability pursuant to Section 12 hereof) or by the Executive for Good Reason, the earlier of thirty
(30) days after the Notice of Termination is given or one day prior to the end of the Consulting Period. Notwithstanding the foregoing,

               (A) If termination is by the Company or one of its Affiliates for Cause as defined in Section 1(d)(iii) of this Agreement and if the Executive has cured the conduct constituting such Cause as described in the Notice of Termination delivered by the Company or one of its Affiliates (as applicable) within such thirty (30) day or shorter period, then the Executive's consulting relationship hereunder shall continue as if no such Notice of Termination had been delivered.

               (B) If the Company or one of its Affiliates shall, in good faith, give a Notice of Termination for Cause or by reason of disability and the Executive in good faith notifies the Company that a dispute exists concerning the termination within the fifteen (15) day period following receipt thereof, then the Executive may elect to continue his consulting relationship during such dispute and the Termination Date shall be determined under this paragraph. If the Executive so elects and it is thereafter determined that Cause or disability (as the case may be) did exist, the Termination Date shall be the earlier of (1) the date on which the dispute is finally determined, either (x) by mutual written agreement of the parties or (y) in accordance with
          Section 22 hereof, (2) the date of the Executive's death, or (3) one day prior to the end of the Consulting Period. If the Executive so elects and it is thereafter determined that Cause or disability (as the case may be) did not exist, then the consulting relationship of the Executive hereunder shall continue after such determination as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such Notice. In either case, this Agreement continues, until the Termination Date, if any, as if such Notice of Termination had not been delivered except that, if it is finally determined that the Executive's consulting relationship was properly terminated for the reason asserted in the Notice of Termination, the Executive shall in no case be entitled to a Termination Payment (as hereinafter defined) arising out of events occurring after such Notice of Termination was delivered.

               (C) If the Executive shall, in good faith, give a Notice of Termination for Good Reason or by reason of disability and the Company notifies the Executive that a dispute exists concerning the termination within the fifteen (15) day period following receipt thereof, then the Executive may elect to continue his consulting relationship during such dispute and the Termination Date shall be determined under this paragraph. If the Executive so elects and it is thereafter determined that Good Reason or disability (as the case may be) did exist, the Termination Date shall be the earlier of (1) the date on which the dispute is finally determined, either (x) by mutual written agreement of the parties or (y) in accordance with Section 22 hereof, (2) the date of the Executive's death or (3) one day prior to the end of the Consulting Period. If the Executive so elects and it is thereafter determined that Good Reason or disability (as the case may be) did not exist, then the Executive's consulting relationship hereunder shall continue after such determination as if the Executive had not delivered the Notice of Termination asserting Good Reason or disability (as the case may be) and there shall be no Termination Date arising out of such Notice. In either case, this Agreement continues, until the Termination Date, if any, as if the Executive had not delivered the Notice of Termination except that, if it is finally determined that Good Reason or disability (as the case may be) did exist, the Executive shall in no case be denied the benefits described in Sections 8 and 9 hereof (including a Termination Payment) based on events occurring after the Executive delivered his Notice of Termination.

               (D) Except as provided in Paragraphs (B) and (C) above and other than a Discretionary Termination (which cannot be subject to dispute by the Company), if the party receiving the Notice of Termination in good faith notifies the other party that a dispute exists concerning the termination within the fifteen (15) day period following receipt thereof and it is finally determined that the reason asserted in such Notice of Termination did not exist, then (1) if such Notice was delivered by the Executive, the Executive will be deemed to have voluntarily terminated his consulting relationship and (2) if delivered by the Company or one of its Affiliates, the Company and all of its Affiliates will be deemed to have terminated the Executive other than by reason of Cause.

          2. Termination or Cancellation Prior to Change in Control. The Board of Directors of the Company shall retain the right to remove or replace the Executive as its Chairman of the Board at any time prior to a Change in Control of the Company. In addition, the Executive retains the right to resign as a director and/or the Chairman of the Board. If the Executive resigns, or is removed or replaced, as the Chairman of the Board of the Company prior to a Change in Control of the Company, then this Agreement shall automatically be terminated and cancelled and be of no further force and effect, and thereupon any and all rights and obligations of the parties hereunder shall immediately and automatically cease.

          3. Consulting Relationship. Beginning immediately upon the occurrence of any Change in Control of the Company while the Executive is the Chairman of the Board of the Company, the Company hereby, without any further action by or on behalf of the Company, engages the Executive as a consultant for the Consulting Period, and the Executive shall make himself available to the Company as a consultant, in accordance with and subject to the terms and provisions of this Agreement (provided, that, nothing herein shall limit the Executive's right to exercise a Discretionary Termination), and the terms of this Agreement shall expressly supersede the terms and conditions of any other then existing arrangement or agreement between the Company and/or its Affiliates and the Executive with respect to his service as Chairman of the Board and/or a consultant to the Company.

          4. Duties. During the Consulting Period, the Executive shall make himself reasonably available to the Company's senior management to be able to perform mutually agreed upon consulting services consistent with the nature and type of services performed by him for the Company prior to the Change in Control of the Company (or in such other capacities and positions as may be mutually agreed to by the Company and the Executive in writing) on the same basis that he was available during the year immediately prior to the Change in Control of the Company.

          5. Compensation. During the Consulting Period, the Executive shall be compensated as follows:

          (a) Monthly Retainer Amount. On or before the first day of each month during the Consulting Period, the Company shall pay the Executive, in cash, an amount equal to the Monthly Retainer Amount, subject to increase (but not decrease) as hereinafter provided. Timely and full payment by the Company to the Executive of the Monthly Retainer Amount shall not be conditioned on, delayed, withheld, offset against, or diminished for any reason whatsoever, including based upon the number of hours of services, if any, provided or not provided by the Executive or on any level, quality, quantity or expectation of performance, results or otherwise provided, or not provided, by the Executive.

          (b) Additional Consulting Payments. If, during any month during the Consulting Period, the number of hours of services provided by the Executive under this Agreement exceeds one-twelfth of the total number of hours of services provided by the Executive to the Company in the year immediately prior to the Change in Control of the Company, then (i) the Executive shall, promptly after the end of each such month, send the Company a written statement that states the total number of hours of services provided during such month and (ii) the Company shall pay Executive, in cash, an amount equal to the excess hours worked multiplied by the Hourly Consulting Fee. For purposes of this Agreement, the

"Hourly Consulting Fee" shall mean an amount equal to (i) the Monthly Retainer Amount then in effect divided by (ii) one-twelfth the number of hours in which the Executive provided services during the year immediately prior to the Change in Control of the Company.

          (c) Reimbursement of Expenses. The Executive shall, at such intervals and in accordance with such standard policies as may be in effect immediately prior to the Change in Control of the Company, be reimbursed for any and all monies advanced or incurred by the Executive in connection with the Executive's provision of services to the Company or one of its Affiliates for out-of-pocket expenses incurred by the Executive on behalf of the Company or any of its Affiliates, including, without limitation, travel, lodging, telephone and other expenses.

          (d) Compensation Plans. The Executive shall continue to participate in any and all benefit, bonus or other compensation plans in which Executive participated immediately prior to the Change in Control of the Company to the same extent he participated in such plans immediately prior to the Change in Control of the Company (including, without limitation, health, medical, dental, insurance and similar plans and benefits); provided, that, in no event shall the level of benefits under each such plan in which the Executive is included be less than the level of benefits under plans of the type referred to in this
Section 5(d) in which the Executive was participating immediately prior to the Change in Control of the Company.

          (e) Other Benefit Plans. The Executive shall be included in all plans providing additional benefits to consultants of the Company, including but not limited to deferred compensation, split-dollar life insurance, supplemental retirement, stock option, stock appreciation, stock bonus and similar or comparable plans; provided, that, in no event shall the level of benefits under each such plan be less than the level of benefits under plans of the type referred to in this Section 5(e) in which the Executive was participating immediately prior to the Change in Control of the Company.

          6. Annual Compensation Adjustments. During the Consulting Period, the Board of Directors of the Company (or an appropriate committee thereof) will consider and appraise, at least annually, the contributions of the Executive to the Company's operating efficiency, growth, cash flow from operations and operating profits, and due consideration shall be given to the appropriate annual bonus to be paid to the Executive and to the upward (but not downward) adjustment of the Executive's Monthly Retainer Amount, at least annually, commensurate with (i) increases generally given to other consultants and executives of the Company, and (ii) as the scope of the Company's operations or the Executive's consulting relationship expands.

          7. Termination For Cause or Without Good Reason. If there is a Covered Termination for Cause or due to the Executive's voluntarily terminating his consulting relationship, other than for Good Reason, disability pursuant to
Section 12 or a Discretionary Termination (any such terminations to be subject to the procedures set forth in Section 13 hereof), then the Executive shall be entitled to receive only Accrued Benefits pursuant to Section 9(a) hereof.

          8. Termination Giving Rise to a Termination Payment.

          (a) If there is a Covered Termination (a) that is a Discretionary Termination, (b) that is a termination by reason of death, (c) that is a termination by reason of disability pursuant to Section 12, (d) by the Executive for Good Reason or (e) by the Company or one of its Affiliates, other than by reason of Cause, then the Executive shall be entitled to receive, and the Company shall promptly pay, Accrued Benefits pursuant to Section 9(a) hereof and, in lieu of further base salary for periods following the Termination Date, as liquidated damages and severance pay, the Termination Payment pursuant to
Section 9(b) hereof.

          (b) If there is a Covered Termination and the Executive is entitled to Accrued Benefits and the Termination Payment, then the Executive and his wife shall each, until the later of (a) the third anniversary of the Termination Date or (b) the Executive's sixty-fifth birthday, continue to be covered by the same or equivalent life insurance, hospitalization, health, medical and dental coverage as provided hereunder immediately prior to the date the Notice of Termination is given, with all costs and expenses (including premiums, deductibles and co-pay charges) associated with such life insurance, hospitalization, health, medical and dental coverage paid by the Company. In the event that the Executive dies prior to the later of (a) the third anniversary of the Termination Date or (b) the Executive's sixty-fifth birthday, his wife shall, until her sixty-fifth birthday, continue to be covered by the same or equivalent life insurance, hospitalization, health, medical and dental coverage as was required hereunder immediately prior to the Executive's death, with all costs and expenses (including premiums, deductibles and co-pay charges) associated with such life insurance, hospitalization, health, medical and dental coverage paid by the Company.

          9. Payments Upon Termination.

          (a) Accrued Benefits. For purposes of this Agreement, the Executive's "Accrued Benefits" shall include the following amounts, payable as described herein: (i) all compensation for the time period ending with the Termination Date; (ii) reimbursement for any and all monies advanced in connection with expenses incurred by the Executive on behalf of the Company or its Affiliates for the time period ending with the Termination Date; (iii) any and all other cash earned through the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect; (iv) a lump sum payment of the bonus or incentive compensation otherwise payable to the Executive with respect to the year in which termination occurs under all bonus or incentive compensation plan or plans in which the Executive is a participant; and (v) all other payments and benefits to which the Executive may be entitled as compensatory fringe benefits or under the terms of any benefit plan, including health, medical and insurance coverage for the otherwise expected duration of the Consulting Period (as if such Termination Date did not occur) and severance payments under severance policies of the Company and its Affiliates (as applicable) and practices as in effect immediately prior to the Change in Control of the Company. Payment of Accrued Benefits shall be made promptly in accordance with the prevailing practice with respect to Subsections
(i) and (ii) or, with respect to Subsections (iii), (iv) and (v), pursuant to the terms of the benefit plan or practice establishing such benefits.

          (b) Termination Payment. The Termination Payment shall be an amount equal to the sum of (i) thirty six (36) times the Monthly Retainer Amount, as adjusted upward

(but not downward) from time to time pursuant to Section 6 hereof, plus (ii) three (3) times the higher of (a) the average of the two highest annual bonuses (if any) that are either (i) paid to the Executive or (ii) offered by the Company or its Board of Directors (or any committee thereof) to and declined by the Executive in the three years immediately prior to the Change in Control of the Company or (b) the average of the two highest annual bonuses (if any) that are either (i) paid to the Executive or (ii) offered by the Company or its Board of Directors (or any committee thereof) to and declined by the Executive in the three years immediately prior to the date of the Covered Termination. Except as otherwise provided herein, the Termination Payment shall be paid to the Executive in cash no later than ten (10) business days after the Termination Date; provided, however, the Termination Payment shall be paid immediately upon receipt by the Company of a Notice of Termination relating to a Discretionary Termination (regardless of any differing effective date of the termination of the Executive's consulting relationship). The Executive shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of the Executive securing other employment or for any other reason.

          (c) Gross-Up Payment.

               (i) Notwithstanding any other provision of this Agreement, if any portion of any payment under this Agreement, or under any other agreement with or plan of the Company or any of its Affiliates (in the aggregate, the "Total Payments"), would constitute an "excess parachute payment," the Company shall pay Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, any interest charges or penalties in respect of the imposition of such excise tax (but not any federal, state or local income tax, or employment tax) on the Total Payments, and any federal, state and local income tax, employment tax, and excise tax upon the payment provided for by this Section 9(c), shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's domicile for income tax purposes on the date the Gross-Up Payment is made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

               (ii) For purposes of this Agreement, the terms "excess parachute payment" and "parachute payments" shall have the meanings assigned to them in Section 280G of the Code and such "parachute payments" shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code (or any successor provision). Promptly following a Covered Termination or notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code, the Executive and the Company, at the Company's expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel ("National Tax Counsel") selected by the Company's independent auditors and reasonably acceptable to the Executive (which may be regular outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income, (ii) the amount and present value of Total Payments, (iii) the amount and present value of any excess parachute payments, and (iv) the amount of any Gross-Up Payment. As used in this Agreement, the term "Base Period Income" means an amount equal to the Executive's "annualized includible compensation for the base period" as defined in Section 280G(d)(1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code (or any successor provisions), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive. The opinion of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such National Tax Counsel so requests in connection with the opinion required by this
     Section 9(c), the Executive and the Company shall obtain, at the Company's expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Section 280G of the Code and the regulations thereunder. Within five (5) days after the National Tax Counsel's opinion is received by the Company and the Executive, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts as are then due to Executive under this Agreement.

               (iii) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Total Payments or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by Executive, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to the Executive after taking into account the provisions of Section 4999 of the Code shall reflect the intent of the parties as expressed in this Section 9, in the manner determined by the National Tax Counsel.

               (iv) The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 9(c), except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

          10. Death. In the event of a Covered Termination due to the Executive's death, the Executive's estate, heirs and beneficiaries shall receive all the Executive's Accrued Benefits through the Termination Date and the Termination Payment in accordance with Section 9(b).

          11. Retirement. If, during the Consulting Period, the Executive and the Company shall execute an agreement providing for the early retirement of the Executive, or the Executive shall otherwise give notice that he is voluntarily choosing to retire, the Executive shall receive Accrued Benefits through the Termination Date; provided, that if the Executive's consulting relationship is terminated by the Executive for Good Reason, disability or a Discretionary Termination or by the Company other than by reason of Cause and the Executive also, in connection with such termination, elects to retire, the Executive shall also be entitled to receive a Termination Payment pursuant to Section 9(b) hereof.

          12. Termination for Disability. If, during the Consulting Period, as a result of the Executive's disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related), the Executive shall have been unable to perform the Executive's duties hereunder for six (6) consecutive months and, within thirty (30) days after the Company or the Executive notifies the other in writing that it intends to terminate the Executive's consulting relationship (which notice shall not constitute the Notice of Termination contemplated below), the Executive shall not have returned to the performance of the Executive's duties hereunder, the Executive or Company and its Affiliates (as the case may be) may terminate the Executive's consulting relationship pursuant to a Notice of Termination given in accordance with
Section 13 hereof. In the event the Executive's consulting relationship is terminated on account of the Executive's disability in accordance with this
Section 12, the Executive shall receive Accrued Benefits in accordance with
Section 9(a) and the Termination Payment in accordance with Section 9(b) hereof and shall remain eligible for all benefits provided by any long term disability programs for which the Executive is eligible and that are in effect at the time of such termination.

          13. Termination Notice and Procedure. Any Covered Termination by the Company, any of its Affiliates or the Executive shall be communicated by written Notice of Termination to the Executive, if such Notice is given by the Company or one of its Affiliates, and to the Company, if such Notice is given by the Executive, all in accordance with the following procedures and those set forth in Section 23 hereof:

          (a) If such termination is for disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination. (No such detail need be provided for a Discretionary Termination).

          (b) Any Notice of Termination by the Company or one of its Affiliates shall have been approved, prior to the giving thereof to the Executive, by a resolution duly adopted by a majority of the directors of the Company (or any successor corporation) then in office.

          (c) The Executive shall have thirty (30) days, or such longer period as the Company may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of the Executive's consulting relationship for Cause under this Agreement.

          (d) The recipient of the Notice of Termination shall personally deliver or mail in accordance with Section 23 hereof written notice of any dispute relating to such Notice of Termination to the party giving such Notice within fifteen (15) days after receipt thereof, provided, however, that a Notice of Termination relating to a Discretionary Termination shall not be subject to dispute for any reason by the Company or otherwise. After the expiration of such fifteen (15) days (or immediately upon receipt of a Notice of Termination relating to a Discretionary Termination), the contents of the Notice of Termination shall become final and not subject to dispute.

          14. Confidentiality Obligations of the Executive; Noncompetition.

          (a) During and following the Executive's consulting relationship with the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company, except to the extent authorized in writing by the Board of Directors of the Company or required by any court or administrative agency, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company. Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Company. All records, files, documents and materials, or copies thereof, relating to the business of the Company which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of his consulting relationship.

          (b) The Executive agrees that, in the event of a Covered Termination in which the Executive has or will receive a Termination Payment, for a period of one year after the Termination Date or until the end of the Consulting Period, whichever is shorter, the Executive shall not, within the State of Wisconsin, except as permitted by the Company's prior written consent (which shall not be unreasonably withheld), participate in the management of any business which is a direct and substantial competitor of the Company or one of its Affiliates. The ownership of less than five percent of any class of securities of any corporation listed on a national securities exchange or regularly traded over the counter even though such corporation may be a competitor of the Company or one of its Affiliates as specified above, shall not be deemed as constituting a financial interest in such competitor.

          15. Expenses and Interest. If, after a Change in Control of the Company, a good faith dispute arises with respect to the enforcement of the Executive's rights under this Agreement or if any legal or arbitration proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, the Executive shall recover from the Company any reasonable attorneys' fees and necessary costs and disbursements incurred as a result of such dispute, legal or arbitration proceeding ("Expenses"), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by U.S. Bank, N.A. (or any successor thereto) from time to time as its prime or base lending rate from the date that payments to him should have been made under this Agreement. Within ten (10) days after the Executive's written request therefor, the Company shall pay to the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive's reasonable Expenses in advance of the final disposition or conclusion of any such dispute, legal or arbitration proceeding.

          16. Payment Obligations Absolute. The Company's obligation during and after the Consulting Period to pay the Executive the amounts and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else. Except as provided in Section 15 of this Agreement, all amounts payable by the Company hereunder shall be paid without notice or demand. Except as provided in Section 9(c) of this Agreement, each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever.

          17. Successors.

          (a) If the Company sells, assigns or transfers all or substantially all of its business and assets to any Person, or if the Company merges into or consolidates or otherwise combines with any Person, then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to such Person, and the Company shall cause such Person, by written agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company. Failure of the Company to obtain such agreement shall be a breach of this Agreement constituting "Good Reason" hereunder, except that for purposes of implementing the foregoing, the date upon which such transfer or other succession becomes effective shall be deemed the Termination Date. In case of such assignment by the Company and of assumption and agreement by such Person, as used in this Agreement, "Company" shall thereafter mean such Person which executes and delivers the agreement provided for in this Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of and be enforceable by such Person. The Executive shall, in his discretion, be entitled to proceed against any or all of such Persons, any Person which theretofore was such a successor to the Company (as defined in the first paragraph of this Agreement) and the Company (as so defined) in any action to enforce any rights of the Executive hereunder. Except as provided in this Section 17(a), this Agreement shall not be assignable by the Company. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

          (b) This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive under Sections 7, 8, 9, 10, 11 and 12 hereof if the Executive had lived shall be paid, in the event of the Executive's death, to the Executive's estate, heirs and representatives.

          18. Severability. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

          19. Amendment. This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Executive.

          20. Withholding. The Company and its Affiliates shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law. The Company and its Affiliates shall be entitled to rely on an opinion of nationally recognized tax counsel if any question as to the amount or requirement of any such withholding shall arise.

          21. Certain Rules of Construction. No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement. Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and an authorized representative of the Company.

          22. Governing Law; Resolution of Disputes. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin. Any dispute arising out of this Agreement shall, at the Executive's election, be determined by arbitration under the rules of the American Arbitration Association then in effect or by litigation. Executive shall be entitled to the rights set forth in Section 15 to recover his costs with respect to any such dispute. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Sheboygan, Wisconsin or, at the Executive's election, in the judicial district encompassing the city in which the Executive resides. The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

          23. Notice. Notices given pursuant to this Agreement shall be in writing and, except as otherwise provided by Section 13(d) hereof, shall be deemed given when actually received by the Executive or actually received by the Company's Secretary or any officer of the Company other than the Executive. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company or any of its Affiliates, to Fresh Brands, Inc., Attention: Secretary, 2215 Union Avenue, Sheboygan, Wisconsin 53081 and to Foley & Lardner, Attention:
Steven R. Barth, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or if to the Executive, at the address set forth below the Executive's signature to this Agreement, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

          24. No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

          25. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                        FRESH BRANDS, INC.



                                        By:
                                           ------------------------------------
                                           Elwood F. Winn
                                           President and Chief Executive Officer


                                        EXECUTIVE



                                        ---------------------------------------
                                        Walter G. Winding
                                        {Address]